EXHIBIT 99.1

PharmChem Rescinds Reverse Stock Split Proposal

HALTOM CITY, Texas, Dec. 12, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHMC) announced that as a result of current market conditions, the Board of Directors has rescinded its resolution to propose a reverse stock split at a special meeting of the Company's stockholders. Because of the decline in the Company's stock price since the Board's initial determination to propose the reverse stock split, the Company could be in danger of violating Nasdaq's requirement that the market value of publicly held shares, which excludes stockholders who own 10% or more of the Company's stock, be no less than $1 million.

As a result of the foregoing, because the price of the Company's common stock failed to comply with the $1.00 minimum bid price rule, the Company was notified that its common stock will be delisted from the Nasdaq SmallCap Market effective with the open of business on December 15, 2003. PharmChem's common stock will be eligible for trading, and is expected to trade, on the Over-The-Counter Bulletin Board (OTCBB) with the open of business on December 15, 2003, and will continue to trade under the symbol PCHM (or PCHM.OB on some Internet-based quotation services).

The OTCBB is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTCBB securities. Information regarding the OTCBB, including stock quotations, may be found via the Internet at www.otcbb.com.

PharmChem is a leading independent laboratory providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem
          Joe Halligan, President and CEO
          817-605-6601

          David Lattanzio, Vice President and CFO
          817-605-6602